UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Copies to:

Jason L. Kent Cooley LLP 4401 Eastgate Mall San Diego, California 92121-1909 (858) 550-6044	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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PICO Holdings, Inc., a California corporation (“PICO” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders, scheduled to be held on Thursday, July 9, 2015, at 10:00 a.m. (PDT), at the Museum of Contemporary Art San Diego, Coast Room, 700 Prospect Street, La Jolla, California, 92037, and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). PICO filed a definitive proxy statement and definitive form of proxy card with the SEC on May 27, 2015 in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Letter Sent To PICO Shareholders

Attached hereto is a letter that PICO is issuing to its shareholders beginning on June 19, 2015 in which PICO comments on why shareholders should vote at the 2015 Annual Meeting to support PICO’s Proposal 4, a proposal to reincorporate PICO from California to Delaware.

Additional Information and Where To Find It

On May 27, 2015, PICO filed a definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from PICO’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY PICO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by PICO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Investors section of our corporate website at www.picoholdings.com, by writing to PICO Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, or by emailing Investor Relations at pico@finprofiles.com.

YOUR VOTE IS IMPORTANT!
VOTE “FOR” PROPOSAL 4 TO SUPPORT
OUR PROPOSAL TO REINCORPORATE FROM CALIFORNIA TO DELAWARE
AND PROVIDE US WITH THE INCREASED FLEXIBILITY TO PRESERVE
MORE THAN $133 MILLION IN FEDERAL NET OPERATING LOSS CARRYFORWARDS

June 19, 2015

Dear Fellow Shareholder:

Last month, we mailed you the proxy statement for the upcoming 2015 Annual Meeting of the Shareholders of PICO Holdings, Inc. (“PICO” or the “Company”), to be held on Thursday, July 9, 2015, at 10:00 am (PDT), at the Museum of Contemporary Art San Diego, Coast Room, 700 Prospect Street, La Jolla, California 92037 (including any adjournments, postponements or reschedulings thereof, the “2015 Annual Meeting”). We are writing to urge you to vote “FOR” Proposal 4, to approve a proposal (the “Reincorporation Proposal”) to change the state of incorporation of PICO from California to Delaware (the “Reincorporation”). The Reincorporation Proposal is further described beginning on page 17 of our proxy statement for the 2015 Annual Meeting (the “2015 Annual Meeting Proxy Statement”). Shareholders are urged to read the 2015 Annual Meeting Proxy Statement carefully for information regarding the Reincorporation Proposal, including the related appendices thereto.

In this letter we would like to provide additional information regarding why we believe that your approval of the Reincorporation Proposal is very important and in the best interests of all shareholders. We believe this information is critical to an understanding of the Reincorporation Proposal. We urge you to consider the following additional information before determining how to vote your proxy card or voting instruction form as to the Reincorporation Proposal.

On May 12, 2015, our Board of Directors (the “Board” or the “PICO Board”) unanimously approved Proposal 4, the Reincorporation Proposal, and recommended that shareholders vote “FOR” its approval. In reaching this decision, the PICO Board identified numerous benefits frequently cited by other public companies seeking to reincorporate in Delaware, including, but not limited to, that (i) the Delaware General Corporation Law, as amended (“DGCL”), is generally acknowledged to be the most advanced and flexible state corporate statute in the United States; (ii) the Delaware Court of Chancery routinely handles cases involving complex corporate issues with a level of experience and a degree of sophistication and understanding unmatched by other courts in the country; (iii) the Delaware Supreme Court is well regarded and is timely and highly responsive in cases involving complex corporate issues; and (iv) the well-established body of case law construing Delaware law has developed over the last century and provides businesses with a greater predictability on numerous issues than the case law of most, if not all, other jurisdictions, including, but not limited to, California. In approving Proposal 4, the Reincorporation Proposal, and recommending that shareholders vote “FOR” its approval, the PICO Board considered, in particular, the increased flexibility that PICO would have, as a Delaware corporation, to preserve its ability to use its more than $133 million in federal net operating loss carryforwards (“NOLs”) to offset any future taxable income, which could result in potential tax savings of more than $46 million. If the Company remains incorporated in California due to the current uncertainty that exists under California law with respect to the legality of NOL “poison pills” or tax benefits preservation plans, there is a significant risk that any future ownership change could result in limitations or reductions in the potential economic benefit of the Company’s NOLs. The increased legal certainty relating to the adoption of a tax benefits preservation plan by a Delaware corporation and the substantial economic benefits that could accrue to PICO by not having its NOLs limited by any potential future ownership change are among the principal and, in the PICO Board’s view, the most compelling justifications for why the PICO Board unanimously recommends that shareholders vote “FOR” approval of Proposal 4, the Reincorporation Proposal.

Increased Ability to Protect PICO’s Federal Net Operating Loss Carryforwards under Delaware Law

Except as limited by U.S. federal income tax laws, we generally can use NOLs to offset future taxable income (thereby reducing our future U.S. federal income tax obligations); provided that we will forfeit any NOLs to the extent they expire unused. As of December 31, 2014, we estimate that PICO had approximately $133.7 million in NOLs for U.S. federal income tax purposes. These NOLs will not begin to expire until 2030. Assuming a federal corporate tax rate of 35%, we estimate that these NOLs, if fully utilized, could result in potential tax savings of up to $46.8 million ($2.03 per share or an increase of approximately 11% of PICO’s book value per share at December 31, 2014). Although we are unable to quantify an exact value of the NOLs we may ultimately utilize against future taxable income, we believe that the NOLs are an extremely valuable asset and the PICO Board believes it is in PICO’s best interests to attempt to prevent the imposition of limitations on their use. While there are numerous reasons why shareholders should vote to approve the Reincorporation Proposal, the PICO Board believes that the amount of NOLs currently at risk of being limited and the increased ability to protect PICO’s NOLs under Delaware Law is likely the most compelling economic justification for the Reincorporation.

IRS Rules Limiting Use of NOLs

The benefits of our NOLs could be reduced, and our use of the NOLs could be substantially delayed (possibly to the point of expiring unused), if we experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code, as amended, and applicable Treasury Regulations thereunder (“Section 382”). In general, an “ownership change” occurs whenever, immediately after the close of any testing date, the percentage of the corporation’s stock owned by one or more “5-percent shareholders” is more than 50 percentage points higher than the lowest percentage of the corporation’s stock that such shareholder owned at any time during the three-year period preceding the testing date. The concept of a 5-percent shareholder is highly complex, particularly when entities directly or indirectly own the corporation’s stock. If an ownership change occurs, Section 382 would impose an annual limit on the amount of our NOLs that we can use to offset taxable income equal to the product of the total value of our outstanding equity immediately prior to the ownership change (adjusted by certain items specified in Section 382) and the applicable federal long-term tax-exempt interest rates in effect for the month of the ownership change. A number of complex rules apply to calculating this annual limit. If an ownership change were to occur, the limitations imposed by Section 382 could result in a material amount of our NOLs expiring unused and, therefore, significantly impair the value of our NOLs. Thus, we want to ensure we properly protect this valuable asset, which as we discuss in detail below, is clearly allowed under Delaware law, yet remains unclear under California law.

Protecting and Preserving NOLs: Tax Benefits Preservation Plans

Our Board believes that the Reincorporation would facilitate its ability to consider steps to preserve the benefits of our NOLs for long-term shareholder value. One of the techniques used by public companies to preserve the benefits of its NOLs is to adopt a tax benefits preservation plan. Structurally, a tax benefits preservation plan resembles a shareholder rights plan or “poison pill” and, accordingly, is sometimes referred to as an NOL “poison pill.” In contrast to a traditional “poison pill” which is intended to protect against the possibility of a hostile takeover, a tax benefits preservation plan is primarily intended to protect shareholder value by preserving the corporation’s ability to use its NOLs, not to protect against the possibility of a hostile takeover.

A tax benefits preservation plan is intended to act as a deterrent to any person acquiring (together with all affiliates and associates of such person) beneficial ownership of 4.9% or more of our outstanding shares of common stock within the meaning of Section 382 (an “Acquiring Person”), other than with the approval of the Board. As such, the plan seeks to protect shareholder value by attempting to diminish the risk that PICO’s ability to utilize its NOLs may become substantially limited, which could therefore significantly impair the value of those assets. Shareholders who beneficially owned 4.9% or more of PICO’s outstanding shares of common stock at the time that the tax benefits preservation plan is adopted would not trigger the tax benefits preservation plan so long as they do not acquire additional shares of our common stock (other than pursuant to a dividend or distribution paid or made by PICO on the outstanding shares of common stock or pursuant to a split or subdivision of the outstanding shares of common stock) at a time when they still beneficially own 4.9% or more of the outstanding shares of common stock. In the event that a person becomes an Acquiring Person, all shareholders other than the Acquiring Person would have the right to purchase for a specified pre-determined purchase price, set by the Board with the assistance of its financial advisor, a number of shares of common stock having a market value of two times the specified purchase price. Accordingly, the Acquiring Person’s ownership interest in PICO would thereby become substantially diluted.

Like with a traditional shareholder rights plan, a tax benefits preservation plan would require us to issue certain preferred stock purchase rights with terms designed to deter transfers of our common stock that could result in an ownership change. Although a tax benefits preservation plan is intended to reduce the likelihood of an ownership change, it does not prevent all transfers of our common stock that could result in such an ownership change. In addition, while a tax benefits preservation plan is not intended to prevent a takeover, it does have a potential anti-takeover effect because an Acquiring Person may be diluted upon the occurrence of a triggering event. Accordingly, the overall effects of a tax benefits preservation plan may be to render more difficult, or discourage a merger, tender offer, or assumption of control by a substantial holder of our securities. However, as is the case with traditional shareholder rights plans or “poison pills,” a tax benefits preservation plan should not interfere with any merger or other business combination approved by the Board.

Uncertainty of Tax Benefits Preservation Plans under California Law

The adoption of a tax benefits preservation plan could serve as an important tool to help PICO prevent an ownership change that could substantially reduce or eliminate the significant long-term potential benefits of our NOLs and protect these valuable assets. PICO, however, is currently unable to adopt a tax benefits preservation plan due to two principal obstacles, which the PICO Board believes would be eliminated by the Reincorporation. As an initial matter, PICO would need to have authorized in its charter blank-check preferred stock that would support the issuance of preferred stock purchase rights. PICO’s amended and restated Articles of Incorporation (the “California Articles”) do not authorize blank-check preferred stock; however, that issue can be addressed by an amendment to PICO’s California Articles that is approved by shareholders. The second issue, on the other hand, can only be addressed by reincorporating PICO in another state where the adoption of a tax benefits preservation plan would not be subject to any significant legal uncertainty, such as a state whose statutory provisions could not be interpreted to prohibit the adoption by a corporation of any form of shareholder rights plan or “poison pill.” As a California corporation, our adoption of a tax benefits preservation plan or NOL “poison pill” would be subject to significant legal uncertainty and, if we were to adopt a tax benefits preservation plan that was ultimately determined by a California court to be invalid, we would be at risk of experiencing an ownership change that could substantially reduce or eliminate the significant long-term potential benefits of our NOLs and impair these valuable assets.

While the validity of shareholder rights plans or “poison pills” has never been definitively addressed by the California courts, there is reason to believe that a shareholder rights plan adopted by a California corporation would be at risk of being determined by the California courts to be invalid and inconsistent with California law. Different from Delaware, California law specifically provides that California corporations, such as PICO, must treat equally all shareholders of the same class. For example, Section 203 of the California Corporations Code provides that “[e]xcept as specified in the articles or in any shareholders’ agreement, no distinction shall exist between classes or series of shares or the holders thereof.” Furthermore, Section 400(b) of the California Corporations Code provides that “[a]ll shares of any one class shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions, unless the class is divided into series.” A traditional shareholder rights plan could be seen as violating Sections 203 and 400(b) of the California Corporations Code because (i) it makes distinctions between holders of common stock based on their percentage ownership of stock and (ii) all shares of common stock are not granted the same rights, preferences, privileges and restrictions, since shareholders owning more than the specified threshold percentage of the common stock would lose the ability to exercise valuable rights under the shareholder rights plan. The uncertainty under California law relating to shareholder rights plans also extends to specialized forms of shareholder rights plans including, but not limited to, tax benefit preservation plans adopted by corporations to avoid having their NOLs limited under Section 382. However, unlike California law, Delaware case law permits the adoption of NOL “poison pills”-and thereby allows us to protect potentially millions of dollars in tax savings.

Delaware Judicial Precedent Supporting the Adoption of a Tax Benefits Preservation Plan

Although the DGCL does not have a specific statutory provision expressly authorizing the adoption of shareholder rights plans or “poison pills,” Delaware courts have determined that Delaware law permits the adoption of a shareholder rights plan by a Delaware corporation’s board of directors. Further, on October 4, 2010, the Delaware Supreme Court affirmed the Delaware Chancery Court’s decision in Selectica, Inc. v. Versata, Inc., C.A. No. 4241-VCN, 2010 WL 703062 (Feb. 26, 2010), upholding a board of directors’ adoption of an NOL “poison pill” with a 4.99% triggering threshold, designed to protect the usability of the corporation’s net operating losses.

Shareholders should be aware that any tax benefits preservation plan that would be adopted by PICO would provide the PICO Board with the ability to consider requests from shareholders for exemptions applicable to specific transactions in PICO common stock, particularly at times when the PICO Board is able to determine that, based on previous transactions in PICO common stock during a rolling three-year period, permitting a transaction that would otherwise be a triggering event under the tax benefits preservation plan, would not be likely to result in an ownership change under Section 382 that could limit PICO’s ability to utilize its NOLs. Further, any tax benefits preservation plan adopted by the PICO Board would have various “sunset provisions” that would cause the tax benefits preservation plan to expire, including at any time the PICO Board determines that the tax benefits preservation plan is no longer necessary or desirable for the preservation of certain tax benefits or if at the beginning of a taxable year the PICO Board determines that no tax benefits may be carried forward.

While the increased legal certainty relating to the adoption of a tax benefits preservation plan by a Delaware corporation and the substantial economic benefits that could accrue to PICO by not having its NOLs limited by an ownership change are among the principal and, in the PICO Board’s view, the most compelling justifications for why PICO is seeking shareholder approval for the Reincorporation Proposal, the PICO Board has not made any determination to adopt a tax benefits preservation plan. Additionally, shareholder approval of the Reincorporation Proposal is not intended to include shareholder approval or ratification of any tax benefits preservation plan. Should the Reincorporation be consummated, thereafter, the PICO Board would consider, in consultation with its tax, financial and legal advisors, whether the adoption of a tax benefits preservation plan would be in our shareholders’ best interests, taking into consideration the advantages and disadvantages that relate to the adoption of a tax benefits preservation plan.

Conclusion

Reincorporating from California to Delaware will allow us to protect a valuable asset-NOLs. As stated above, the use of NOLs permits us to offset future taxable income. In its simplest form, this means we can reduce our future U.S. federal tax obligations. We currently estimate that our more than $133 million in federal NOLs, if fully utilized, may result in up to $46.8 million of tax savings. As such, we want to closely guard this valuable asset. It is unclear under California law whether a company is permitted to adopt an NOL “poison pill.” In contrast, the Delaware Supreme Court has explicitly permitted the adoption of an NOL “poison pill.” While no determination has been made by the PICO Board to adopt an NOL “poison pill,” the Reincorporation would provide us with the future flexibility to adopt one if it becomes necessary or advisable in order to protect potentially millions of dollars of tax savings.

Your vote is important, no matter how many shares you own. Whether or not you plan to attend the 2015 Annual Meeting, we urge you to sign and return each proxy card or voting instruction form you receive from us in the postage-paid envelopes provided and vote FOR Proposal 4, our Reincorporation Proposal. You may also vote by phone or Internet by following the instructions on your proxy card or voting instruction form. If you have any questions or need assistance in voting your proxy card or voting instruction form, we encourage you to call our proxy solicitor, Morrow & Co., LLC, at (800) 662-5200 (Toll Free).

The Board unanimously urges you to vote “FOR” Proposal 4, our Reincorporation Proposal, and to approve our reincorporation from California to Delaware.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Kristina M. Leslie Kristina M. Leslie Chairman of the Board of Directors	/s/ John R. Hart John R. Hart President and Chief Executive Officer

About PICO

Incorporated in 1981, PICO (NYSE: PICO) is a diversified holding company. We seek to build and operate businesses where we believe significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value. We are comprised of four operating segments: (i) water resource and water storage operations; (ii) real estate operations; (iii) agribusiness operations; and (iv) corporate. Our objective is to maximize long-term shareholder value and to manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. More information can be found at www.picoholdings.com.

Cautionary Statement Concerning Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to expectations, plans or prospects for PICO that are based upon the current expectations and beliefs of PICO’s management. The words “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements contained in this letter may relate to, but are not limited to, statements regarding our ability to utilize and realize the value of our federal net operating loss carryforwards and how they could be substantially limited if we experienced an ownership change as defined in Section 382 of the Internal Revenue Code. Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in PICO's filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this Press Release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward-looking statements, PICO does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws. PICO, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Additional Information and Where To Find It

On May 27, 2015, PICO filed a definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from PICO’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY PICO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by PICO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Investors section of our corporate website at www.picoholdings.com, by writing to PICO’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, or by emailing Investor Relations at pico@finprofiles.com.

IMPORTANT!

PLEASE VOTE TODAY “FOR” PROPOSAL 4
TO SUPPORT OUR REINCORPORATION PROPOSAL!

Remember, you can vote your shares by telephone or via the Internet.

If you have any questions or need assistance in voting your proxy card or voting instruction form, or need additional copies of PICO’s proxy materials, please contact Morrow & Co., LLC, PICO’s proxy solicitation firm, at the phone numbers or email listed below.

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902

Call Toll Free: (800) 662-5200
Call Direct: (203) 658-9400
Email: PICO@morrowco.com